Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources to Acquire

Additional Natural Gas and Oil Properties in South Texas

Houston, July 21, 2009 – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “Company”) today announced it has entered into an agreement to acquire producing  oil and natural gas properties in South Texas for $52.25 million from an affiliate of Lewis Energy Group, L.P. (“Lewis”). The properties to be acquired have total estimated proved reserves of 27 Bcfe as of July 1, 2009, of which 94% is natural gas and 74% is proved developed. Lewis will operate all of the wells acquired in this transaction. Based on the current net daily production of approximately 5,000 Mcfe, the properties have a reserve to production ratio of approximately 15 years.

Mr. Scott W. Smith, President and CEO of Vanguard commented: “We are very pleased to be able to announce this transaction with Lewis, our South Texas operating partner. When we closed our initial South Texas acquisition last summer, we indicated one of our goals was to add additional assets through subsequent acquisitions as Lewis looked to monetize mature assets to fund their exploration efforts. With an enviable leasehold position in the emerging Eagle Ford Shale play, this transaction provides Lewis the opportunity to monetize a small percentage of its assets to provide capital for an exciting exploration opportunity. For Vanguard, this acquisition will increase our production and reserves and will increase the value of the collateral backing our reserve-based credit facility.”

The acquisition has a July 1, 2009 effective date, is subject to customary closing conditions and purchase price adjustments and is expected to close in the third quarter of 2009. Vanguard is evaluating options for financing this acquisition and is currently in the process of amending its existing credit facility.  At closing, Vanguard will assume natural gas puts and swaps based on Nymex pricing for approximately 67% of the estimated gas production from existing producing wells for the period beginning August of 2009 through 2010. In addition, concurrent with the execution of the purchase and sale agreement, Vanguard entered into a costless collar for certain volumes in 2010 and a series of costless collars for a substantial portion of the expected gas production for 2011 at a total cost to the Company of $3.1 million which was financed through deferred premiums.  Inclusive of the hedges added, we expect that approximately 90% of the estimated gas production from existing producing wells is hedged through 2011.  A schedule of the hedges assumed and added is shown below:

Hedging Schedule

Period                      Volume (MMbtu)                                                      Hedge   Pricing ($)

ASSUMED:

August-December 2009                                     765,000 (5,000/day)                                                                Put   8.00

2010                                                                       949,000 (2,600/day)                                                                Swap   7.50

ADDED:

2010                                                                       693,500 (1,900/day)                                                                Collar   7.50-8.50

2011                                                                      1,569,500 (4,300/day)                                                              Collar   7.25-8.25 (1)

(1) Weighted Average Pricing

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release, the related financing plans, and statements with respect to future distributions. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC

Investor Relations

Richard Robert, EVP and CFO, 832-327-2258

investorrelations@vnrllc.com

DRG&E
Jack Lascar/Carol Coale, 713-529-6600